Exhibit 99.1: Press release issued by the Company on April 8, 2004 announcing the termination of the May 2002 regulatory order

   Heartland Bancshares, Inc. Announces Satisfaction of Regulatory Agreement.

April 7, 2004, Heartland Bancshares, Inc. IN (HRTB OTC BB) announced that its wholly owned subsidiary, Heartland Community Bank, has been released from the order of the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions to which it had agreed in May 2002. The release was conditioned upon the Bank's agreement to comply with certain stipulations of the regulatory agencies, which stipulations were accepted by the Board of Directors of the Bank in February 2004 and are described in Item 1 of the Annual Report of Form 10-KSB for 2003 as recently filed by Heartland Bancshares with the Securities and Exchange Commission.

President Steve Bechman commented: "I am pleased to announce that we have received written notification from the regulatory agencies of the release of the Bank from the May 2002 order. We have informally agreed with the regulators to continue to operate under stipulations that we consider to be good business practice. Over the past two years, our staff and board of directors have worked diligently to make the improvements needed. We redefined our credit culture, re-evaluated our processes and ultimately made the changes necessary to bring Heartland back to an operating level from which we can move forward. In just over six years since opening Heartland, we have had many occasions to celebrate achievements within our organization, but none more satisfying than this."

Heartland previously announced that it recorded net income of $414,000 or $.30 per share for the year ended December 31, 2003 and net income of $172,000 or $.12 per share for the fourth quarter 2003.

Contact:  Steve Bechman, President (317) 738-3915.